EXHIBIT 10.1

RESTRICTED STOCK UNITS AGREEMENT

RESTRICTED STOCK UNITS GRANTED
UNDER THE 1998 IMS HEALTH INCORPORATED
NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

This Restricted Stock Units Agreement (the Agreement) confirms the grant of Restricted Stock Units (RSUs) as of                                (the Grant Date) by the Compensation and Benefits Committee (the Committee) of the Board of Directors of IMS Health Incorporated (the Company) as follows:

Participant Granted RSUs:

Number of RSUs Granted:

Scheduled Lapse Date:

The RSUs are granted under the 1998 IMS Health Incorporated Non-Employee Directors’ Stock Incentive Plan (the Plan).  The RSUs are subject to all the terms and conditions of the Plan, which is attached hereto and incorporated herein by reference, and are subject to the terms and conditions of this Agreement, including the Terms and Conditions attached hereto, which are incorporated herein by reference.

Participant acknowledges and agrees that (i) until an RSU has become vested in accordance with Section 2(a) hereof, such RSU will be subject to a risk of forfeiture to the extent provided in Section 2 hereof, and (ii) until the later of the time each RSU becomes vested or the end of any additional period of deferral elected by Participant in accordance with Section 4 hereof, such RSU shall be generally nontransferable, as provided in Section 3 hereof.

IN WITNESS WHEREOF, IMS Health Incorporated has caused this Agreement to be executed by its officer thereunto duly authorized.

By the Company’s signature, and your acceptance of these RSUs (as described in the attached Terms and Conditions), you and the Company agree to the terms of this Agreement.  If you make any deferral election in this Agreement, you must sign the Agreement and return it to the Executive Compensation & Equity Plans Department by the date specified in the attached Terms and Conditions.

IMS HEALTH INCORPORATED

David M. Thomas
Chairman and Chief Executive Officer

Terms and Conditions

of Restricted Stock Units

1.                                       Restricted Stock Units

Each Restricted Stock Unit (RSU) represents a generally nontransferable, conditional right to receive one share of the Company’s Common Stock (a Share) at a specified future date, together with a right to Dividend Equivalents and other rights, subject to the terms and conditions of the 1998 IMS Health Incorporated Non-Employee Directors’ Stock Incentive Plan (the Plan) and this Agreement.  RSUs are bookkeeping units, and do not represent ownership of Shares or any other equity security. The Company shall maintain a bookkeeping account for Participant (the Account) reflecting the number of RSUs then credited to Participant hereunder as a result of this grant of RSUs and any crediting of additional RSUs to Participant pursuant to payments equivalent to dividends paid on Shares under Section 5 (Dividend Equivalents).  For purposes of this Agreement, the term RSUs includes RSUs as to which the risk of forfeiture under Section 2 has lapsed but which remain subject to deferral of settlement.

2.                                       Vesting and Forfeiture

(a)                                  RSUs granted hereunder shall vest (meaning that the risk of forfeiture of such RSUs under this Section 2 shall lapse) at the scheduled lapse date set forth on the cover page of this Agreement, except that all RSUs shall vest on an accelerated basis upon the earliest of (i) the termination of a Participant’s service as a director of the Company by reason of death or Disability; (ii) the termination of a Participant’s service as a director of the Company for any reason other than death or Disability if the Committee (excluding any member thereof whose own RSU is at issue) has specifically approved the accelerated vesting of the RSUs upon such termination of service, or (iii) the occurrence of a Change in Control if the Committee has specifically approved the accelerated vesting of the RSUs upon such Change in Control.  Each RSU credited as a result of Dividend Equivalents on a forfeitable RSU and any cash amount payable as Dividend Equivalents on a forfeitable RSU under Section 5(a) shall vest at the time of vesting of the forfeitable RSU which gives rise, directly or indirectly, to the crediting of such Dividend Equivalent RSU or cash.  Each RSU credited as a result of Dividend Equivalents on a then non-forfeitable RSU under Section 5(a) shall be fully vested and non-forfeitable from and after the date of such crediting, and any cash amount credited as Dividend Equivalents on a then non-forfeitable RSU shall be deemed to be fully vested and non-forfeitable at the time it is credited and shall be paid at the time of settlement.

(b)                                 In the event of Participant’s termination of service as a director of the Company, all RSUs that are not vested at or prior to the time of such termination shall be forfeited, unless otherwise determined by the Committee.  Thus, upon termination of a Participant’s service as a director of the Company for reasons other than death or Disability, unvested RSUs generally will be forfeited.

3.                                       Nontransferability

Until the later of the time each RSU becomes vested or the end of any additional period of deferral elected by Participant in accordance with Section 4 below, such

RSU shall not be transferable or assignable other than by will or by the laws of descent and distribution or to a designated beneficiary in the event of Participant’s death, and no such transfer shall be effective to bind the Company unless the Committee shall have been furnished with a copy of such will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

4.                                       Settlement and Election to Defer Settlement

RSUs granted hereunder, together with RSUs credited as a result of Dividend Equivalents, shall be settled by delivery of one Share for each RSU being settled.  Settlement of an RSU granted hereunder shall occur upon the lapse of the risk of forfeiture of such RSU under Section 2, except settlement shall be deferred in certain cases if so elected by Participant in accordance with this Section 4.  Settlement of RSUs that directly or indirectly result from Dividend Equivalents on RSUs granted hereunder shall occur at the time of settlement of the granted RSU.

By filling out this Section 4, signing, and returning this Agreement to the Executive Compensation & Equity Plans Department at least six months prior to the Scheduled Lapse Date for any affected RSUs (or such other deadline as may be specified by the Vice President, Global Human Resources), Participant may elect to defer the date of settlement of RSUs.  An election hereunder shall be effective only in the case of RSUs which, but for the election, would have been settled more than six months after the filing of the election.

Check Only One:

☐                                    I hereby elect to have my RSUs settled upon the lapse of the risk of forfeiture under Section 2. (Note: This election will apply if you do not return the Agreement to the Company or if you do not check any box.)

☐                                    I hereby elect to defer the settlement of my RSUs until the first business day of month                                           in the year               (subject to accelerated settlement in the event of a Change in Control, my death or Disability, or other termination of my service as a director of the Company).

☐                                    I hereby elect to defer the settlement of my RSUs until the termination of my service as a director of the Company for any reason.  Termination of my service as a director of the Company includes my death or Disability (subject to accelerated settlement in the event of a Change in Control).

Any elective deferral will be subject to such additional terms and conditions as the Committee may impose, including terms and conditions under the Company’s 1998 Non-Employee Directors’ Deferred Compensation Plan.

5.                                       Dividend Equivalents and Adjustments

(a)                                  Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows:

(i)                                     Cash Dividends.  If the Company declares and pays a dividend or distribution on Common Stock in the form of cash and the record date for such cash dividend is prior to the settlement of the associated RSU, then a Participant shall be entitled to dividend equivalents calculated at the time of such settlement and credited and paid in cash at settlement, without interest.

(ii)                                  Non-Share Dividends.  If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than Shares, then a number of additional RSUs shall be credited to Participant’s Account as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at such payment date.

(iii)                               Common Stock Dividends and Splits.  If the Company declares and pays a dividend or distribution on Common Stock in the form of additional Shares, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to Participant’s Account as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.

(b)                                 The number of RSUs credited to Participant’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Participants’ rights with respect to RSUs, to reflect any changes in the outstanding Shares resulting from any event referred to in Section 9(a) of the Plan, taking into account any RSUs credited to Participant in connection with such event under Section 5(a) hereof.

6.                                       Other Terms Relating to RSUs

(a)                                  The number of RSUs credited to a Participant’s Account shall include fractional RSUs calculated to at least three decimal places, unless otherwise determined by the Committee.  Upon settlement of RSUs, Participant shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such RSUs, unless the Company arranges to deliver shares to an account of Participant to which fractional shares may be credited without requiring the Company to in fact issue a fractional share.

(c)                                  An individual statement of each Participant’s Account will be issued to each Participant not less frequently than annually.  Such statements shall reflect the amount of RSUs credited to Participant’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Vice President of Global Human Resources.  Such a statement may be combined with or include information regarding other plans and compensatory arrangements relating to Participant.  A Participant’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of RSUs, including the number of RSUs credited as a result of Dividend Equivalents (if any); provided, however, that any statement containing an error shall not represent a binding obligation to the extent of such error.

7.                                       Miscellaneous

(a)                                  This Agreement shall be legally binding when executed by the Company and accepted by the Participant as described below, provided that no deferral election of Participant will be binding unless Participant has executed the Agreement and returned it to the Executive Compensation & Equity Plans Department of the Company.

(b)                                 This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the RSUs, and supersedes any prior agreements or documents with respect to the RSUs.  No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Company or impair the rights of Participant with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Participant.

(c)                                  Any Beneficiary designation made by Participant in accordance with this provision may be changed from time to time, without the consent of any previously designated Beneficiary (but subject to any spousal consent as may be required) by filing with the Executive Compensation & Equity Plans Department a notice of such change.   The change of Beneficiary designation shall become effective upon receipt by the Executive Compensation & Equity Plans Department.  In the event Participant’s Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by Participant are not then living, or if no valid Beneficiary designation is in effect, Participant’s estate or duly authorized personal representative shall be deemed to have been designated by Participant.

(d)                                 Any provision for distribution in settlement of Participant’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant or any Beneficiary.  Participant or any Beneficiary entitled to any distribution hereunder shall be a general creditor of the Company.

(e)                                  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

*  *  *  *  *

You do not need to do anything if you want to accept your RSUs on the terms set out in this Agreement.  If you do not want to accept your RSUs on the terms set out in this Agreement, please write to the Company at the address below, marking your envelope to the attention of Kristin Johnson, no later than                                         .

IMS Health

Executive Compensation & Equity Plans

660 W. Germantown Pike

Plymouth Meeting, Pennsylvania 19462

U.S.A.

Your RSUs will then be cancelled.  If you do not write to us telling us that you do not want your RSUs by                                          , you will have accepted your RSUs and agreed to the terms set out in this Agreement.

By signing below and returning this Agreement to the Executive Compensation & Equity Plans Department, I elect to defer settlement of the RSUs until the applicable date specified in Section 4, subject to earlier settlement in accordance with Section 4 and the other terms of the Plan and this Agreement.  (Note: If you do not wish to defer settlement past the Scheduled Lapse Date you do not need to sign below and return this Agreement to the Executive Compensation & Equity Plans

Department.  You should retain a copy of this Agreement for your records.)

PARTICIPANT:	Date:

Print Name:

[For HR Use Only: Date Received by Executive Compensation & Equity Plans Department: